FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES THIRD QUARTER FISCAL 2017 FINANCIAL RESULTS

Continued Focus on Value Creation Plan Initiatives

Toronto, November 8, 2017 - SunOpta Inc. (“SunOpta”) (Nasdaq:STKL) (TSX:SOY), a leading global company focused on organic, non-genetically modified and specialty foods, today announced financial results for the third quarter ended September 30, 2017.

“We continued to make progress against all four pillars of our Value Creation Plan during the third quarter, refining the portfolio, enhancing the team at the plant level and in senior commercial leadership, implementing productivity savings and building a sustainable platform,” said David Colo, Chief Executive Officer. “While not reflected in this quarter’s results, we are making progress building a robust pipeline of future sales opportunities with both new and existing customers. As we move into 2018, we expect that our revitalized pipeline, combined with the benefits from our portfolio optimization and productivity efforts, should begin to become apparent in our financial results.” All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAAP, except where specifically noted.

Third Quarter 2017 Highlights:

•	Revenues of $320.7 million for the third quarter of 2017, compared to $348.7 million in the third quarter of 2016, a decrease of 8.0%.
•

Loss from continuing operations of $6.0 million or $0.09 per diluted common share in the third quarter of 2017, compared to a loss from continuing operations of $3.4 million or $0.04 per diluted common share in the third quarter of 2016.

•	Adjusted EBITDA¹ of $19.1 million or 6.0% of revenues for the third quarter of 2017, versus $26.7 million or 7.6% of revenues in the third quarter of 2016.
•

Adjusted loss of $1.9 million or $0.02 per common share during the third quarter of 2017, compared to adjusted earnings of $6.3 million or $0.07 per diluted common share during the third quarter of 2016.

¹ See discussion of non-GAAP measures included at the end of this press release

Governance

Derek Briffett has been appointed to the Company’s Board of Directors, increasing the size of the Board to nine directors. Mr. Briffett is also expected to serve on the Company’s Audit Committee. Mr. Briffett previously served as Chief Operating Officer from 2013-2015 for Associated Brands, which was acquired by Treehouse Foods, leading operations, supply chain and co-manufacturing sales in addition to finance, IT and customer service. Prior to serving as Chief Operating Officer, Mr. Briffett was Associated Brands’ Chief Financial Officer from 2008-2012. Before joining Associated Brands, Mr. Briffett was Senior Financial Officer for the International Foods Group of Conagra Foods and held senior positions at Loblaw Companies, Kraft Foods and Procter & Gamble. He is a graduate of Queen’s University.

“Derek brings to SunOpta unique and relevant experience and expertise in the CPG and retail industries, gained from his COO and CFO roles with industry leaders in branded manufacturing, private label manufacturing and food retailing in the US, Canada and international markets,” said Dean Hollis, Chairman of SunOpta. “Derek’s experience in improving profitability while leading successful cross-functional transformative initiatives will be a tremendous asset to SunOpta’s Board of Directors and the Value Creation Plan.”

Value Creation Plan Update

As part of the Company’s commitment to deliver long-term value to its shareholders, in early 2017 it launched its Value Creation Plan. The Company is targeting implementation of $30 million of productivity-driven annualized enhancements of EBITDA in the first phase of the plan, to be implemented over 2017 and 2018. For 2017 these EBITDA benefits will be offset by expenses associated with the Value Creation Plan, including structural investments made in the areas of quality, sales, marketing, operations and engineering resources, as well as non-structural third-party consulting support, severance and recruiting costs. The plan also calls for increased investment in capital upgrades at several manufacturing facilities to enhance food safety and manufacturing efficiencies. Over time, these investments are expected to yield additional improvement in EBITDA beyond the $30 million of initial productivity-driven savings. For the third quarter of 2017, the Company continued to make progress against each of the four pillars of its Value Creation Plan and believes it is on track to achieve targeted productivity enhancements, while continuing to make the necessary structural investments it believes will accelerate growth and drive long-term value. Recent progress on each of the four pillars of the Value Creation Plan is highlighted below.

Portfolio Optimization

The focus of the portfolio optimization pillar is to simplify the business, investing where structural advantages exist, while exiting businesses or product lines where the Company is not effectively positioned. Recent highlights include:

•	Announcement of the discontinuation of flexible resealable pouch products along with an agreement to sell the associated pouch equipment for $2.0 million, which closed on November 3, 2017.

•	Announcement of the exit from nutrition bar product lines and operations in Carson City, NV, targeting substantial completion by the end of the fourth quarter of 2017.

•

Continued progress on an expansion project to add incremental freezing capacity, storage, and retail bagging capabilities to the Mexican frozen fruit facility, which is expected to be ready in time for the 2018 fruit season.

•	Continued progress on an expansion project to add increased roasting and press capacity to the specialty cocoa processing facility in the Netherlands.

Since the initiation of the Value Creation Plan, the Company has implemented portfolio changes that are expected to yield approximately $6.0 million of annualized EBITDA benefits. The increase from the previously disclosed target of $5.0 million reflects the planned exit of the flexible resealable pouch and nutrition bar product lines.

Operational Excellence

The focus of the operational excellence pillar is to ensure food quality and safety, coupled with improved operational performance and efficiency. The Company expects these efforts to generate productivity improvements and cost savings in manufacturing, procurement and logistics. Recent highlights include:

•

Continued enhancement of food safety and quality across the manufacturing platform at the plant level and supplier level with a focus on ensuring raw materials meet strict food safety and quality standards before entering the Company’s facilities.

•	Continued identification and implementation of productivity initiatives focusing on manufacturing efficiencies, purchasing synergies and effective supply chain management.

•

The roll out of “SunOpta 360” across the network of aseptic beverage facilities, under the direction of a new continuous improvement leader, establishing a sustainable continuous improvement methodology for the Company.

Since the initiation of the Value Creation Plan, the Company has implemented process improvements and cost savings that are expected to yield approximately $5.3 million of annualized EBITDA benefits.

Go-To-Market Effectiveness

The focus of the go-to-market effectiveness pillar is to optimize customer and product mix in existing sales channels, and identify and penetrate new high-potential sales channels. The Company expects efforts under this pillar to improve revenue growth and profitability over time. Recent highlights include:

•

Continued growth of the pipeline of commercial opportunities across the beverage, fruit and fruit snack categories with recent private label, food service, and contract manufacturing account wins across several consumer products categories.

•	Hiring of a new Chief Customer Officer for the consumer products segment, as well as a new head of marketing, and other new commercial talent that will focus efforts on growing the topline.

Since the initiation of the Value Creation Plan, the Company has implemented go-to-market improvements through strategic pricing actions that are expected to yield approximately $1.2 million of annualized EBITDA benefits. The Company has lowered this estimate from $2.0 million, as previously disclosed, to reflect improvements associated with the flexible resealable pouch and nutrition bar product lines, which it now intends to exit.

Process Sustainability

The focus of the process sustainability pillar is to ensure the Company has the infrastructure, systems and skills to sustain the business improvements and value captured from the Value Creation Plan. Broadening the skillset and experience of SunOpta’s leadership team is a critical component to the process sustainability pillar of the Value Creation Plan. Recent highlights include:

•	Appointment of a new General Manager to lead the frozen fruit platform.

•	Upgrades of several plant manager positions across the Company.

•	Continued focus on customer service and working capital levels as S&OP processes and support systems are refined.

•	Initiation of an ERP implementation project at the Mexican frozen fruit facility in support of on-going efforts to expand the Company’s presence in Mexico.

Third Quarter 2017 Results

Revenues for the third quarter of 2017 were $320.7 million, a decrease of 8.0% compared to $348.7 million in the third quarter of 2016. Excluding the impact on revenues for the third quarter of 2017 of changes in commodity-related pricing, foreign exchange rates and sales of flexible resealable pouch and nutrition bar products, revenues in the third quarter of 2017 decreased by 7.4% compared with the third quarter of 2016.

The Global Ingredients segment generated revenues from external customers of $140.5 million, an increase of 2.4% compared to $137.2 million in the third quarter of 2016. The increase in revenue reflected strong growth in international sourcing along with narrowing sales declines in domestic sourcing as a result of new wins and improved volume in roasted products. The impacts of changes in commodity-related pricing and foreign exchange largely netted out during the third quarter such that there was no net impact on revenue.

The Consumer Products segment generated revenues from external customers of $180.2 million during the third quarter of 2017, a decrease of 14.8% compared to $211.6 million in the third quarter of 2016. The revenue decline was driven by reduced sales of retail packaged frozen fruit and aseptic beverage products, partially offset by fruit snack and specialty bar sales. Excluding the impact of commodity prices and sales of resealable pouch and nutrition bar products, revenues in the third quarter decreased by 14.2% .

Gross profit was $36.5 million for the third quarter of 2017, compared to $41.0 million for the third quarter of 2016. As a percentage of revenues, gross profit for the third quarter of 2017 was 11.4% compared to 11.8% in the third quarter of 2016. The gross margin percentage for the third quarter of 2017 would have been approximately 11.8%, excluding the impact of a $1.3 million write-down of flexible resealable pouch and nutrition bar inventories as a result of the plan to exit these product lines as compared to an adjusted gross margin percentage of 12.3% in the third quarter of 2016. The decline in gross margin primarily reflected increased losses from the flexible resealable pouch and nutrition bar product lines, which are being wound-down, lower sales volumes in aseptic beverage and frozen fruit including the impact on plant utilization as a result of lower production volumes, and less efficient sunflower and roasting operations following the 2016 recall. These factors were partially offset by operational savings from the closure of a juice manufacturing facility, improved availability and field prices for fruit, implementation of productivity initiatives, and increased sales of organic ingredients into the international market.

Operating income¹ was $5.0 million, or 1.5% of revenues, compared to operating income of $13.2 million, or 3.8% of revenues in the third quarter of 2016. The decrease in operating income year-over-year is primarily attributable to increased structural and non-structural costs associated with the execution of the Value Creation Plan, along with the impact of lower gross profit. The operating income percentage for the third quarter of 2017 would have been approximately 2.7%, excluding $3.7 million of structural and non-structural third-party consulting costs and costs related to plant closures, all incurred in relation to the Value Creation Plan.

Adjusted EBITDA¹ was $19.1 million or 6.0% of revenues in the third quarter of 2017, compared to $26.7 million or 7.6% of revenues in the third quarter of 2016. Excluding flexible resealable pouch and nutrition bar operations, adjusted EBITDA for the quarter ended September 30, 2017 was $20.3 million, compared with $26.6 million for the quarter ended October 1, 2016.

The Company reported a loss from continuing operations for the third quarter of 2017 of $6.0 million, or $0.09 per common share, compared to a loss from continuing operations of $3.4 million, or $0.04 per common share during the third quarter of 2016. Adjusted loss¹ from continuing operations in the third quarter of 2017 was $1.9 million or a loss of $0.02 per common share compared to adjusted earnings¹ of $6.3 million or $0.07 per diluted common share in the third quarter of 2016. Please refer to the discussion and table below under “Non-GAAP Measures - Adjusted Earnings”.

Balance Sheet and Cash Flow

At September 30, 2017, SunOpta’s balance sheet reflected total assets of $1,133.1 million and total debt of $489.8 million. Cash used in operating activities was $17.4 million in the first nine months of 2017, compared to cash used in operating activities from continuing operations of $35.3 million in the first nine months of 2016. The $17.9 million decrease in cash used in operating activities reflected a $35.6 million reduction in cash used to fund working capital as a result of working capital efficiency initiatives, which were focused on lowering inventory positions, maximizing purchasing terms, and augmenting collection efforts for accounts receivable. These positive efforts were partially offset by costs incurred under the Value Creation Plan. At September 30, 2017, leverage was approximately 6.5 times Adjusted EBITDA¹ on a trailing four quarter adjusted basis, after eliminating the negative impact on EBITDA from completed and forthcoming facility closures.

Conference Call

SunOpta plans to host a conference call at 9:00 A.M. Eastern time on Wednesday, November 8, 2017, to discuss the third quarter financial results. After opening remarks, there will be a question and answer period. This conference call can be accessed via a link on SunOpta’s website at www.sunopta.com under the “Investors” section. To listen to the live call over the Internet, please go to SunOpta’s website at least 15 minutes early to register, download and install any necessary audio software. Additionally, the call may be accessed with the toll free dial-in number 1 (877) 312-9198 or International dial-in number 1 (631) 291-4622. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days on the Company’s website.

¹ See discussion of non-GAAP measures

About SunOpta Inc.

SunOpta Inc. is a leading global company focused on organic, non-genetically modified ("non-GMO") and specialty foods. SunOpta specializes in the sourcing, processing and packaging of organic and non-GMO food products, integrated from seed through packaged products; with a focus on strategic vertically integrated business models. SunOpta's organic and non-GMO food operations revolve around value-added grain, seed, fruit and vegetable based product offerings, supported by a global sourcing and supply infrastructure.

Forward-Looking Statements

Certain statements included in this press release may be considered "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, our intention to optimize business operations; our ability to implement the four pillars and achieve the objectives of our strategic Value Creation Plan, including the anticipated amount and timing of achieving productivity-driven EBITDA enhancements; the estimated amounts of annualized EBITDA benefits attributable to improvements initiated or implemented to date pursuant to each of the four pillars of our Value Creation Plan; anticipated increase in our pipeline of future sales opportunities; our intention to exit businesses or product lines where we are not effectively positioned; the anticipated timing for exiting our nutrition bar product lines and operations in Carson City, NV and for completion of our expansion of our Mexican frozen fruit facility; and our expectation for improved revenue growth and profitability over time. Generally, forward-looking statements do not relate strictly to historical or current facts and are typically accompanied by words such as "continued", "expects", "should", "will", "targeting", "believes", "would", "plans", "becoming", "estimated", "intend", "anticipate", "confident", "can", "may", "project", "potential", "intention", "might", "predict" or other similar terms and phrases intended to identify these forward looking statements. Forward looking statements are based on information available to us on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments including, but not limited to, our planned expansion initiatives, portfolio optimization and productivity efforts, improved availability and field prices for fruit, procurement and logistics savings, freight lane cost reductions, yield and throughput enhancements, and labor cost reductions, as well as other factors the Company believes are appropriate in the circumstances including, but not limited to, general economic conditions, continued consumer interest in health and wellness, ability to maintain product pricing levels, current customer demand, planned facility and operational expansions, closures and divestitures, competitive intensity, cost rationalization, product development initiatives, and alternative potential uses for our capital resources. Whether actual timing and results will agree with expectations and predications of the Company is subject to many risks and uncertainties including, but not limited to, issues or delays in the successful integration of the operations, systems and personnel of recently acquired businesses with those of the Company, incurring or experiencing unanticipated costs and/or delays or difficulties, future levels of revenues being lower than expected, costs being higher than expected, inability to realize synergies to the extent anticipated and conditions affecting the frozen fruit industry generally; failure or inability to implement portfolio changes, process improvements, go-to-market improvements and process sustainability strategies in a timely manner; delays or difficulties in exiting certain businesses and product lines including the failure of purchasers to satisfy the purchase price and inability to satisfy the conditions of closing for any such transactions; changes in the level of capital investment; local and global political and economic conditions; consumer spending patterns and changes in market trends; decreases in customer demand; delayed or unsuccessful product development efforts; potential product recalls; working capital management; availability and pricing of raw materials and supplies; potential covenant breaches under our credit facilities; and other risks described from time to time under "Risk Factors" in the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized. The Company undertakes no obligation to publicly correct or update the forward looking statements in this document, in other documents, or on its website to reflect future events or circumstances, except as may be required under applicable securities laws.

Scott Van Winkle
ICR
617-956-6736
scott.vanwinkle@icrinc.com

Source: SunOpta Inc.

SunOpta Inc.
Consolidated Statements of Operations
For the quarters and three quarters ended September 30, 2017 and October 1, 2016
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars)

		Quarter ended	Three quarters ended
	September 30,		September 30,
	2017	October 1, 2016	2017	October 1, 2016
	$	$	$	$

Revenues	320,713	348,732	987,198	1,049,192

Cost of goods sold	284,258	307,702	870,382	940,283

Gross profit	36,455	41,030	116,816	108,909

Selling, general and administrative expenses	26,102	23,915	99,413	72,676
Intangible asset amortization	2,817	2,826	8,429	8,472
Other expense, net	5,972	10,312	12,022	22,723
Foreign exchange loss	2,575	1,068	4,350	3,060

Earnings (loss) from continuing operations before the following	(1,011)	2,909	(7,398)	1,978

Interest expense, net	8,371	12,178	23,820	34,748

Loss from continuing operations before income taxes	(9,382)	(9,269)	(31,218)	(32,770)

Recovery of income taxes	(3,499)	(5,411)	(14,049)	(15,632)

Loss from continuing operations	(5,883)	(3,858)	(17,169)	(17,138)

Discontinued operations
Loss from discontinued operations	-	-	-	(1,993)
Gain on classification as held for sale	-	-	-	560
Recovery of income taxes	-	-	-	599
Loss from discontinued operations attributable to non-controlling interests	-	-	-	264
Loss from discontinued operations attributable to SunOpta Inc.	-	-	-	(570)

Loss	(5,883)	(3,858)	(17,169)	(17,708)

Earnings (loss) attributable to non-controlling interests	144	(503)	664	4

Loss attributable to SunOpta Inc.	(6,027)	(3,355)	(17,833)	(17,712)

SunOpta Inc.
Consolidated Statements of Operations (continued)
For the quarters and three quarters ended September 30, 2017 and October 1, 2016
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars, except per share amounts)

		Quarter ended	Three quarters ended
	September 30,		September 30,
	2017	October 1, 2016	2017	October 1, 2016
	$	$	$	$

Loss per share(a)

Loss from continuing operations, less amount attributable to non-controlling interests	(6,027)	(3,355)	(17,833)	(17,142)
Less: dividends and accretion on Series A preferred stock	(1,954)	-	(5,848)	-
Loss from continuing operations available to common shareholders	(7,981)	(3,355)	(23,681)	(17,142)
Loss from discontinued operations attributable to SunOpta Inc.	-	-	-	(570)
Loss available to common shareholders	(7,981)	(3,355)	(23,681)	(17,712)

Basic loss per share:
- from continuing operations	(0.09)	(0.04)	(0.27)	(0.20)
- from discontinued operations	-	-	-	(0.01)
	(0.09)	(0.04)	(0.27)	(0.21)

Diluted loss per share:
- from continuing operations	(0.09)	(0.04)	(0.27)	(0.20)
- from discontinued operations	-	-	-	(0.01)
	(0.09)	(0.04)	(0.27)	(0.21)

Weighted-average number of shares outstanding (000s):
- Basic	86,541	85,619	86,232	85,529
- Diluted	86,541	85,619	86,232	85,529

(a)

Loss per share is computed by dividing loss available to common shareholders by the weighted-average number of common shares outstanding during the period. Loss available to common shareholders is computed by adding dividends and accretion of Series A preferred stock to loss attributable to SunOpta Inc.

SunOpta Inc.

Consolidated Balance Sheets

As at September 30, 2017 and December 31, 2016 (Unaudited) (All dollar amounts expressed in thousands of U.S. dollars)

	September 30, 2017	December 31, 2016
	$	$

ASSETS
Current assets
Cash and cash equivalents	2,855	1,251
Accounts receivable	147,481	157,369
Inventories	370,599	368,482
Prepaid expenses and other current assets	37,257	19,794
Income taxes recoverable	4,862	2,801
Current assets held for sale	1,250	-
Total current assets	564,304	549,697

Property, plant and equipment	160,100	162,239
Goodwill	224,415	223,611
Intangible assets	174,808	183,524
Deferred income taxes	1,056	1,045
Other assets	8,411	9,442

Total assets	1,133,094	1,129,558

LIABILITIES
Current liabilities
Bank indebtedness	259,008	201,494
Accounts payable and accrued liabilities	156,538	173,745
Customer and other deposits	638	2,543
Income taxes payable	2,371	5,661
Other current liabilities	251	1,016
Current portion of long-term debt	2,045	2,079
Current portion of long-term liabilities	5,304	5,500
Total current liabilities	426,155	392,038

Long-term debt	228,761	229,008
Long-term liabilities	8,281	15,354
Deferred income taxes	31,281	44,561
Total liabilities	694,478	680,961

Series A Preferred Stock	79,932	79,184

EQUITY
SunOpta Inc. shareholders’ equity
Common shares	308,319	300,426
Additional paid-in capital	26,657	25,522
Retained earnings	30,157	53,838
Accumulated other comprehensive loss	(7,928)	(13,104)
	357,205	366,682
Non-controlling interests	1,479	2,731
Total equity	358,684	369,413

Total equity and liabilities	1,133,094	1,129,558

SunOpta Inc.
Consolidated Statements of Cash Flows
For the quarters and three quarters ended September 30, 2017 and October 1, 2016
(Unaudited)
(Expressed in thousands of U.S. dollars)

		Quarter ended	Three quarters ended
	September 30,		September 30,
	2017	October 1, 2016	2017	October 1, 2016
	$	$	$	$

CASH PROVIDED BY (USED IN)
Operating activities
Loss	(5,883)	(3,858)	(17,169)	(17,708)
Loss from discontinued operations attributable to SunOpta Inc.	-	-	-	(570)
Loss from continuing operations	(5,883)	(3,858)	(17,169)	(17,138)
Items not affecting cash:
Depreciation and amortization	8,254	8,646	24,601	25,955
Amortization and write-off of debt issuance costs	613	3,988	1,751	10,210
Deferred income taxes	(3,425)	(5,252)	(13,340)	(19,760)
Stock-based compensation	1,995	1,181	4,133	3,173
Unrealized loss (gain) on derivative instruments	754	(749)	(475)	(1,264)
Fair value of contingent consideration	83	124	287	(1,281)
Impairment of long-lived assets	4,467	10,300	8,190	12,035
Acquisition accounting adjustment on inventory sold	-	1,890	-	13,404
Other	55	(64)	(46)	343
Changes in non-cash working capital	(18,006)	836	(25,319)	(60,943)
Net cash flows from operations - continuing operations	(11,093)	17,042	(17,387)	(35,266)
Net cash flows from operations - discontinued operations	-	-	-	758
	(11,093)	17,042	(17,387)	(34,508)
Investing activities
Purchases of property, plant and equipment	(6,527)	(5,463)	(22,694)	(14,803)
Proceeds from sale of assets	475	-	776	-
Acquisition of non-controlling interest	(1,737)	-	(1,737)	-
Other	5	-	369	700
Net cash flows from investing activities - continuing operations	(7,784)	(5,463)	(23,286)	(14,103)
Net cash flows from investing activities - discontinued operations	-	-	-	1,754
	(7,784)	(5,463)	(23,286)	(12,349)

Financing activities
Increase (decrease) under line of credit facilities	19,222	(13,097)	48,571	258,475
Repayment of line of credit facilities	-	-	-	(192,677)
Borrowings under long-term debt	417	-	417	432
Repayment of long-term debt	(564)	(520)	(1,680)	(11,529)
Payment of cash dividends on Series A Preferred Stock	(1,700)	-	(4,991)	-
Proceeds from the exercise of stock options and employee share purchases	1,052	227	4,681	914
Payment of debt issuance costs	(206)	(1,179)	(206)	(5,545)
Payment of contingent consideration	-	-	(4,330)	(4,554)
Other	13	8	(290)	(126)
Net cash flows from financing activities - continuing operations	18,234	(14,561)	42,172	45,390
Net cash flows from financing activities - discontinued operations	-	-	-	(1,180)
	18,234	(14,561)	42,172	44,210

Foreign exchange gain on cash held in a foreign currency	41	329	105	305

Increase (decrease) in cash and cash equivalents in the period	(602)	(2,653)	1,604	(2,342)
Discontinued operations cash activity included above:
Add: Balance included at beginning of period	-	-	-	1,707
Less: Balance included at end of period	-	-	-	-
Cash and cash equivalents - beginning of the period	3,457	4,292	1,251	2,274

Cash and cash equivalents - end of the period	2,855	1,639	2,855	1,639

SunOpta Inc.
Segmented Information
For the quarters and three quarters ended September 30, 2017 and October 1, 2016
Unaudited
(Expressed in thousands of U.S. dollars)

		Quarter ended	Three quarters ended
	September 30,		September 30,
	2017	October 1, 2016	2017	October 1, 2016
	$	$	$	$
Segment revenues from external customers:
Global Ingredients	140,533	137,174	420,247	441,694
Consumer Products	180,180	211,558	566,951	607,498
Total segment revenues from external customers	320,713	348,732	987,198	1,049,192

Segment gross profit:
Global Ingredients	16,064	16,796	52,453	54,716
Consumer Products	20,391	24,234	64,363	54,193
Total segment gross profit	36,455	41,030	116,816	108,909

Segment operating income (loss):
Global Ingredients	5,265	7,404	18,388	24,256
Consumer Products	4,528	8,104	14,696	6,989
Corporate Services	(4,832)	(2,287)	(28,460)	(6,544)
Total segment operating income	4,961	13,221	4,624	24,701

Segment gross profit percentage:
Global Ingredients	11.4%	12.2%	12.5%	12.4%
Consumer Products	11.3%	11.5%	11.4%	8.9%
Total segment gross profit percentage	11.4%	11.8%	11.8%	10.4%

Segment operating income percentage:
Global Ingredients	3.7%	5.4%	4.4%	5.5%
Consumer Products	2.5%	3.8%	2.6%	1.2%
Total segment operating income	1.5%	3.8%	0.5%	2.4%

Non-GAAP Measures

In addition to reporting financial results in accordance with U.S. GAAP, the Company provides additional information about its operating results regarding segment operating income, Adjusted earnings, earnings before interest, taxes, depreciation and amortization (“EBITDA”), and Adjusted EBITDA , which are not measures in accordance with U.S. GAAP. We believe that segment operating income and Adjusted earnings assist investors in comparing performance across reporting periods on a consistent basis by excluding items that are not indicative of the Company’s core operating performance. We use EBITDA and Adjusted EBITDA when assessing the performance of the Company’s operations and its ability to generate cash flows to fund its cash requirements, including debt service and capital expenditures. The non-GAAP measures of segment operating income, Adjusted earnings, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

In order to evaluate the Company’s results of operations, we use certain other non-GAAP measures that we believe enhance an investor’s ability to derive meaningful year-over-year comparisons and trends from the results of operations. In particular, we evaluate the Company’s revenues on a basis that excludes the effects of fluctuations in commodity pricing and foreign exchange rates. In addition, we exclude specific items from the Company’s reported results that, due to their nature or size, we do not expect to occur as part of our normal business on a regular basis. These items are identified in the tables below. These non-GAAP measures are presented solely to allow investors to more fully assess the Company’s results of operations and should not considered in isolation of, or as substitutes for an analysis of the Company’s results as reported under U.S. GAAP.

Adjusted Earnings/Loss

When assessing our financial performance, we use an internal measure that excludes the results of discontinued operations, as well as other charges and gains that we believe are not reflective of normal operations. This information is provided to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. Adjusted earnings/loss and Adjusted earnings/loss per diluted share should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

The following is a tabular presentation of Adjusted earnings/loss and Adjusted earnings/loss per diluted share, including a reconciliation from loss from continuing operations, which the Company believes to be the most directly comparable U.S. GAAP financial measure. In addition, recognizing our intention to exit flexible resealable pouch and nutrition bar product lines and operations, we have prepared these tables in a columnar format to present the effect of these operations on our consolidated results for the current and comparative periods. We believe this presentation assists investors in assessing the results of the operations we intend to exit and the effect of those operations on our financial performance.

	Excluding flexible			Flexible
	resealable pouch		resealable pouch
	and nutrition bar		and nutrition bar			Consolidated
		Per Diluted		Per Diluted		Per Diluted
		Share		Share		Share
For the quarter ended	$	$	$	$	$	$
September 30, 2017
Loss from continuing operations	(639)		(5,244)		(5,883)
Less: earnings attributable to non-controlling interests	(144)		-		(144)
Less: dividends and accretion of Series A Preferred Stock	(1,954)		-		(1,954)
Loss from continuing operations available to common shareholders	(2,737)	(0.03)	(5,244)	(0.06)	(7,981)	(0.09)

Adjusted for:
Costs related to the Value Creation Plan(a)	3,050		7,206		10,256
Product withdrawal and recall costs(b)	134		-		134
Recovery of legal settlement(c)	(1,024)		-		(1,024)
Other(d)	293		-		293
Net income tax effect(e)	(774)		(2,810)		(3,584)
Adjusted loss	(1,058)	(0.01)	(848)	(0.01)	(1,906)	(0.02)

October 1, 2016
Loss from continuing operations	(3,759)		(99)		(3,858)
Add: loss attributable to non-controlling interests	503		-		503
Loss from continuing operations available to common shareholders	(3,256)	(0.04)	(99)	(0.00)	(3,355)	(0.04)

Adjusted for:
Costs related to the Value Creation Plan(f)	10,783		-		10,783
Costs related to business acquisitions(g)	5,515		-		5,515
Product withdrawal and recall costs(h)	683		-		683
Litigation-related legal fees(i)	564		-		564
Other(d)	12		-		12
Net income tax effect(e)	(6,629)		-		(6,629)
Change in unrecognized tax benefits(j)	(1,268)		-		(1,268)
Adjusted earnings (loss)	6,404	0.07	(99)	(0.00)	6,305	0.07

(a)

Reflects inventory write-downs of $1.3 million recorded in cost of goods sold; and consulting fees, temporary labor, employee recruitment, relocation and retention costs of $2.4 million recorded in SG&A expenses; and asset impairment charges and employee termination costs of $6.6 million recorded in other expense.

(b)	Reflects product withdrawal costs not eligible for reimbursement under our insurance policies, which were recorded in other expense.
(c)

Reflects a recovery on the early extinguishment of a rebate obligation that arose from the prior settlement of a flexible resealable pouch product recall dispute with a customer, which was recorded in other income.

(d)	Other included fair value adjustments related to contingent consideration arrangements and gain/loss on the sale of assets, which were recorded in other expense.
(e)	Reflects the tax effect of the preceding adjustments to earnings and reflects an overall estimated annual effective tax rate of approximately 30% on adjusted earnings before tax.
(f)	Reflects legal advisory costs of $0.5 million recorded in SG&A expenses; and asset impairment charges of $10.3 million recorded in other expense.
(g)

Reflects costs related to the acquisition of Sunrise Holdings (Delaware), Inc. (“Sunrise”) in October 2015 (the “Sunrise Acquisition”), including an acquisition accounting adjustment related to Sunrise’s inventory sold in the third quarter of 2016 of $1.9 million, which was recorded in cost of goods sold; and the non-cash amortization and expense of debt issuance costs incurred in connection with the financing related to the Sunrise Acquisition of $3.6 million, which was recorded in interest expense.

(h)

Reflects $0.7 million adjustment for the estimated lost gross profit caused by the recall of certain sunflower kernel products, which reflected a shortfall in revenues against anticipated volumes of approximately $2.9 million, less associated cost of goods sold of approximately $2.2 million.

(i)	Reflects legal costs related to the settlement of the flexible resealable pouch product recall dispute with a customer (see (c) above), which were recorded in SG&A expenses.
(j)	Reflects the realization of previously unrecognized tax benefits, due to the expiration of the statute of limitations.

	Excluding flexible			Flexible
	resealable pouch		resealable pouch
	and nutrition bar		and nutrition bar			Consolidated
		Per Diluted		Per Diluted		Per Diluted
		Share		Share		Share
For the three quarters ended	$	$	$	$	$	$
September 30, 2017
Loss from continuing operations	(9,304)		(7,865)		(17,169)
Less: earnings attributable to non-controlling interests	(664)		-		(664)
Less: dividends and accretion of Series A Preferred Stock	(5,848)		-		(5,848)
Loss from continuing operations available to common shareholders	(15,816)	(0.18)	(7,865)	(0.09)	(23,681)	(0.27)

Adjusted for:
Costs related to the Value Creation Plan(a)	28,021		7,206		35,227
Product withdrawal and recall costs(b)	1,142		-		1,142
Recovery of legal settlement(c)	(1,024)		-		(1,024)
Other(d)	166		-		166
Net income tax effect(e)	(12,560)		(2,810)		(15,370)
Adjusted loss	(71)	(0.00)	(3,469)	(0.04)	(3,540)	(0.04)

October 1, 2016
Loss from continuing operations	(17,101)		(37)		(17,138)
Less: earnings attributable to non-controlling interests	(4)		-		(4)
Loss from continuing operations available to common shareholders	(17,105)	(0.20)	(37)	(0.00)	(17,142)	(0.20)

Adjusted for:
Costs related to business acquisitions(f)	25,931		-		25,931
Legal settlement and litigation-related legal fees(g)	10,850		-		10,850
Costs related to the Value Creation Plan(h)	10,783		-		10,783
Product withdrawal and recall costs(i)	2,680		-		2,680
Plant start-up costs(j)	1,565		-		1,565
Write-off of debt issuance costs(k)	215		-		215
Other(l)	1,199		-		1,199
Gain on settlement of contingent consideration(m)	(1,715)		-		(1,715)
Net income tax effect(e)	(19,985)		-		(19,985)
Change in unrecognized tax benefits(n)	(1,268)		-		(1,268)
Adjusted earnings (loss)	13,150	0.15	(37)	(0.00)	13,113	0.15

(a)

Reflects inventory write-downs and facility closure costs of $1.9 million recorded in cost of goods sold; consulting fees, temporary labor, employee recruitment, relocation and retention costs of $20.8 million recorded in SG&A expenses; and asset impairment charges and employee termination costs of $12.5 million recorded in other expense.

(b)

Reflects costs related to the recall of certain sunflower kernel products, including a $0.7 million adjustment for the estimated lost gross profit in the first quarter of 2017 caused by the sunflower recall, which reflected a shortfall in revenues against prior year volumes of approximately $3.3 million, less associated cost of goods sold of approximately $2.6 million; and $0.4 million of product withdrawal costs not eligible for reimbursement under our insurance policies, which were recorded in other expense.

(c)

Reflects a recovery on the early extinguishment of a rebate obligation that arose from the prior settlement of a flexible resealable pouch product recall dispute with a customer (see (g) below), which was recorded in other income.

(d)

Other included fair value adjustments related to contingent consideration arrangements; severance costs unrelated to the Value Creation Plan; and gain/loss on the sale of assets, which were recorded in other expense.

(e)	Reflects the tax effect of the preceding adjustments to earnings and reflects an overall estimated annual effective tax rate of approximately 30% on adjusted earnings before tax.
(f)

Reflects costs related to the Sunrise Acquisition, including an acquisition accounting adjustment related to Sunrise’s inventory sold in the first three quarters of 2016 of $13.4 million, which was recorded in cost of goods sold; the non-cash amortization and expense of debt issuance costs incurred in connection with the initial financing related to the Sunrise Acquisition of $10.1 million, which were recorded in interest expense; and $2.4 million of integration costs related to the closure and consolidation of our frozen fruit processing operations following the Sunrise Acquisition, which were recorded in cost of goods sold and other expense.

(g)

Reflects a charge of $9.0 million for the settlement of a flexible resealable pouch product recall dispute with a customer in the second quarter of 2016, which was recorded in other expense, and associated legal costs, which were recorded in SG&A expenses. The settlement amount included up to $4.0 million in rebates payable to the customer over a four-year period.

(h)	Reflects legal advisory costs of $0.5 million recorded in SG&A expenses; and asset impairment charges of $10.3 million recorded in other expense.

(i)

Reflects costs of $1.1 million for the withdrawal of a consumer-packaged product for a quality-related issue and $0.6 million for insurance deductibles related to the sunflower recall, which were recorded in other expense. Also reflects a $1.0 million adjustment for the estimated lost gross profit caused by the sunflower recall, which reflected a shortfall in revenues against anticipated volumes of approximately $6.4 million, less associated cost of goods sold of approximately $5.4 million.

(j)

Plant start-up costs relate to the ramp-up of production at our Allentown, Pennsylvania, facility following the completion of the addition of aseptic beverage processing and filling capabilities in the fourth quarter of 2015, which were recorded in cost of goods sold. These start-up costs reflected the negative gross profit reported by the facility as the facility ramped up to break-even production levels.

(k)

Reflects the write-off to interest expense of $0.2 million of remaining unamortized debt issuance costs related to our former North American credit facilities, which were replaced by the Global Credit Facility.

(l)	Other includes severance costs of $0.6 million and fair value adjustments related to contingent consideration arrangements of $0.6 million, which were recorded in other expense.
(m)	Reflects a gain of settlement of the contingent consideration obligation related to the Niagara Natural acquisition, which was recorded in other income.
(n)	Reflects the realization of previously unrecognized tax benefits, due to the expiration of the statute of limitations.

Segment Operating Income, EBITDA, and Adjusted EBITDA

The Company defines segment operating income/loss as “earnings/loss from continuing operations before the following” excluding the impact of other income/expense items; EBITDA as segment operating income/loss plus depreciation, amortization and non-cash stock-based compensation; and adjusted EBITDA as EBITDA excluding other unusual items that affect the comparability of operating performance as identified in the determination of Adjusted earnings. The following is a tabular presentation of segment operating income/loss, EBITDA and Adjusted EBITDA, including a reconciliation to loss from continuing operations, which the Company believes to be the most directly comparable U.S. GAAP financial measure. In addition, as with “Adjusted Earnings/Loss” presented above, we have prepared these tables in a columnar format to present the effect of flexible resealable pouch and nutrition bar operations on our consolidated results for the current and comparative periods. We believe this presentation assists investors in assessing the results of the operations we intend to exit and the effect of those operations on our financial performance and cash-generating ability.

	Excluding flexible	Flexible
	resealable pouch	resealable pouch
	and nutrition bar	and nutrition bar	Consolidated
For the quarter ended	$	$	$
September 30, 2017
Loss from continuing operations	(639)	(5,244)	(5,883)
Recovery of income taxes	(146)	(3,353)	(3,499)
Interest expense, net	8,371	-	8,371
Other expense, net	53	5,919	5,972
Total segment operating income (loss)	7,639	(2,678)	4,961
Depreciation and amortization	8,055	199	8,254
Stock-based compensation(a)	2,235	-	2,235
EBITDA	17,929	(2,479)	15,450
Adjusted for:
Costs related to Value Creation Plan(b)	2,400	1,287	3,687
Adjusted EBITDA	20,329	(1,192)	19,137

October 1, 2016
Loss from continuing operations	(3,759)	(99)	(3,858)
Recovery of income taxes	(5,348)	(63)	(5,411)
Interest expense, net	12,178	-	12,178
Other expense, net	10,312	-	10,312
Total segment operating income (loss)	13,383	(162)	13,221
Depreciation and amortization	8,436	210	8,646
Stock-based compensation(a)	1,181	-	1,181
EBITDA	23,000	48	23,048
Adjusted for:
Costs related to Value Creation Plan(b)	483	-	483
Costs related to business acquisitions(c)	1,890	-	1,890
Product withdrawal and recall costs(d)	683	-	683
Litigation-related legal fees(e)	564	-	564
Adjusted EBITDA	26,620	48	26,668

(a)

For the third quarter of 2017, stock-based compensation of $2.2 million was recorded in SG&A expenses, and the reversal of $0.2 million of previously recognized stock-based compensation related to forfeited awards previously granted to terminated employees was recognized in other expense. For the third quarter of 2016, stock-based compensation of $1.2 million was recorded in SG&A.

(b)

For the third quarter of 2017, reflects inventory write-downs of $1.3 million recorded in cost of goods sold and consulting fees, temporary labor, employee recruitment, relocation and retention costs of $2.4 million recorded in SG&A expenses. For the third quarter of 2016, reflects legal advisory costs recorded in SG&A expenses.

(c)	Reflects the acquisition accounting adjustment related to Sunrise’s inventory sold in the third quarter of 2016 of $1.9 million, which was recorded in cost of goods sold.
(d)

Reflects the estimated lost gross profit caused by the recall of certain sunflower kernel products of $0.7 million, which reflected the shortfall in revenues against anticipated volumes of approximately $2.9 million, less associated cost of goods sold of approximately $2.2 million.

(e)	Reflects legal costs related to the settlement of a flexible resealable pouch product recall dispute with a customer, which were recorded in SG&A expenses.

	Excluding flexible	Flexible
	resealable pouch	resealable pouch
	and nutrition bar	and nutrition bar	Consolidated
For the three quarters ended	$	$	$
September 30, 2017
Loss from continuing operations	(9,304)	(7,865)	(17,169)
Recovery of income taxes	(9,021)	(5,028)	(14,049)
Interest expense, net	23,820	-	23,820
Other expense, net	6,103	5,919	12,022
Total segment operating income (loss)	11,598	(6,974)	4,624
Depreciation and amortization	23,951	650	24,601
Stock-based compensation(a)	4,700	-	4,700
EBITDA	40,429	(6,324)	33,925
Adjusted for:
Costs related to Value Creation Plan(b)	21,473	1,287	22,760
Product withdrawal and recall costs(c)	729	-	729
Adjusted EBITDA	62,451	(5,037)	57,414

October 1, 2016
Loss from continuing operations	(17,101)	(37)	(17,138)
Recovery of income taxes	(15,608)	(24)	(15,632)
Interest expense, net	34,748	-	34,748
Other expense, net	22,723	-	22,723
Total segment operating income (loss)	24,762	(61)	24,701
Depreciation and amortization	25,300	655	25,955
Stock-based compensation(a)	3,173	-	3,173
EBITDA	53,235	594	53,829
Adjusted for:
Costs related to Value Creation Plan(b)	483	-	483
Product withdrawal and recall costs(c)	983	-	983
Costs related to business acquisitions(d)	13,554	-	13,554
Litigation-related legal fees(e)	1,850	-	1,850
Plant expansion and start-up costs(f)	1,565	-	1,565
Adjusted EBITDA	71,670	594	72,264

(a)

For the first three quarters of 2017, stock-based compensation of $4.7 million was recorded in SG&A expenses, and the reversal of $0.6 million of previously recognized stock-based compensation related to forfeited awards previously granted to terminated employees was recognized in other expense. For the first three quarters of 2016, stock-based compensation of $3.2 million was recorded in SG&A expenses.

(b)

For the first three quarters of 2017, reflects inventory write-downs and facility closure costs of $1.9 million recorded in cost of goods sold, and consulting fees, temporary labor, employee recruitment, relocation and retention costs of $20.8 million recorded in SG&A expenses. For the third quarter of 2016, reflects legal advisory costs of $0.5 million recorded in SG&A expenses.

(c)

For the first three quarters of 2017, reflects the estimated lost gross profit caused by the recall of certain sunflower kernel products of $0.7 million, which reflected the shortfall in revenues in the first quarter of 2017 against first quarter 2016 volumes of approximately $3.3 million, less associated cost of goods sold of approximately $2.6 million. For the first three quarters of 2016, reflects estimated lost gross profit of $1.0 million, which reflected a shortfall in revenues in the first three quarters of 2016 against anticipated volumes of approximately $6.4 million, less associated cost of goods sold of approximately $5.4 million.

(d)

Reflects costs related to the acquisition accounting adjustment related to Sunrise’s inventory sold in the first three quarters of 2016 of $13.4 million and the integration costs related to the closure and consolidation of our frozen fruit processing operations following the Sunrise Acquisition of $0.2 million, which were recorded in cost of goods sold.

(e)	Reflects legal costs related to the settlement of the flexible resealable pouch product recall dispute with a customer, which were recorded in SG&A expenses
(f)	Reflects the negative gross profit reported by the Allentown facility as the facility ramped up to break-even production levels.